ARTICLES OF AMENDMENT

(BOARD OF DIRECTORS OR INCORPORATORS)

Wyoming Secretary of State

Phone (307) 777-7311/7312

The Capitol Building, Room 110

Fax (307) 777-5339

200 W. 24th Street

E-mail: corporations@state.wy.us

Cheyenne, WY 82002-0020

1.

The name of the corporation is MERCANTILE GOLD COMPANY

2.

Article I is amended as follows:

“The name of the corporation is ANGLO ANDEAN MINING COMPANY”

3.

If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself are: n/a

4.

The date of each amendment’s adoption is: December 6, 2005

5.

The amendment was adopted by the Board of Directors without shareholder action and shareholder action was not required.

Date: December 6, 2005

Signed:/s/ Stephen Doppler

Title: President